Exhibit 15.3

CHARTER OF THE AUDIT COMMITTEE

1.	PURPOSE AND PRIMARY RESPONSIBILITY

1.1 This charter sets out the Audit Committee’s purpose, composition, member qualification, member appointment and removal, responsibilities, operations, manner of reporting to the Board of Directors (the “Board”) of Emerald Health Therapeutics, Inc. (the “Company”), annual evaluation and compliance with this charter.

1.2 The primary responsibility of the Audit Committee is that of oversight of the financial reporting process on behalf of the Board. This includes oversight responsibility for financial reporting and continuous disclosure, oversight of external audit activities, oversight of financial risk and financial management control, and oversight responsibility for compliance with tax and securities laws and regulations as well as whistle blowing procedures. The Audit Committee is also responsible for the other matters as set out in this charter and/or such other matters as may be directed by the Board from time to time. The Audit Committee should exercise continuous oversight of developments in these areas.

2.	MEMBERSHIP

2.1 The majority of the members of the Audit Committee must be an independent director of the Company as defined in sections 1.4 and 1.5 of National Instrument 52-110 - Audit Committees ("NI 52-110"). Should the Company become listed on a stock exchange, each member of the Audit Committee will also satisfy the independence requirements of such exchange.

2.2 The Audit Committee will consist of at least three members, all of whom shall be financially literate, provided that an Audit Committee member who is not financially literate may be appointed to the Audit Committee if such member becomes financially literate within a reasonable period of time following his or her appointment. Upon listing on a senior stock exchange, if required under the rules or policies of such exchange, the Audit Committee will consist of at least three members, all of whom shall meet the experience and financial literacy requirements of such exchange and of NI 52-110.

2.3 The members of the Audit Committee will be appointed annually (and from time to time thereafter to fill vacancies on the Audit Committee) by the Board. An Audit Committee member may be removed or replaced at any time at the discretion of the Board and will cease to be a member of the Audit Committee on ceasing to be an independent director.

2.4 The Chair of the Audit Committee will be appointed by the Board.

3.	AUTHORITY

3.1 In addition to all authority required to carry out the duties and responsibilities included in this charter, the Audit Committee has specific authority to:

(a) engage, set and pay the compensation for independent counsel and other advisors as it determines necessary to carry out its duties and responsibilities, and any such consultants or professional advisors so retained by the Audit Committee will report directly to the Audit Committee;

(b) communicate directly with management and any internal auditor, and with the external auditor without management involvement; and

(c) incur ordinary administrative expenses that are necessary or appropriate in carrying out its duties, which expenses will be paid for by the Company.

4.	DUTIES AND RESPONSIBILITIES

4.1	The duties and responsibilities of the Audit Committee include:

(a) recommending to the Board the external auditor to be nominated by the Board;

(b) recommending to the Board the compensation of the external auditor to be paid by the Company in connection with (i) preparing and issuing the audit report on the Company’s financial statements, and (ii) performing other audit, review or attestation services;

(c) reviewing the external auditor’s annual audit plan, fee schedule and any related services proposals (including meeting with the external auditor to discuss any deviations from or changes to the original audit plan, as well as to ensure that no management restrictions have been placed on the scope and extent of the audit examinations by the external auditor or the reporting of their findings to the Audit Committee);

(d) overseeing the work of the external auditor;

(e) ensuring that the external auditor is independent by receiving a report annually from the external auditors with respect to their independence, such report to include disclosure of all engagements (and fees related thereto) for non-audit services provided to Company;

(f) ensuring that the external auditor is in good standing with the Canadian Public Accountability Board by receiving, at least annually, a report by the external auditor on the audit firm’s internal quality control processes and procedures, such report to include any material issues raised by the most recent internal quality control review, or peer review, of the firm, or any governmental or professional authorities of the firm within the preceding five years, and any steps taken to deal with such issues;

(g) ensuring that the external auditor meets the rotation requirements for partners and staff assigned to the Company’s annual audit by receiving a report annually from the external auditors setting out the status of each professional with respect to the appropriate regulatory rotation requirements and plans to transition new partners and staff onto the audit engagement as various audit team members’ rotation periods expire;

(h) reviewing and discussing with management and the external auditor the annual audited and quarterly unaudited financial statements and related Management Discussion and Analysis (“MD&A”), including the appropriateness of the Company’s accounting policies, disclosures (including material transactions with related parties), reserves, key estimates and judgements (including changes or variations thereto) and obtaining reasonable assurance that the financial statements are presented fairly in accordance with IFRS and the MD&A is in compliance with appropriate regulatory requirements;

(i) reviewing and discussing with management and the external auditor major issues regarding accounting principles and financial statement presentation including any significant changes in the selection or application of accounting principles to be observed in the preparation of the financial statements of the Company and its subsidiaries;

(j) reviewing and discussing with management and the external auditor the external auditor’s written communications to the Audit Committee in accordance with generally accepted auditing standards and other applicable regulatory requirements arising from the annual audit and quarterly review engagements;

(k) reviewing and discussing with management and the external auditor all earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to such information being disclosed;

(l) reviewing the external auditor’s report to the shareholders on the Company’s annual financial statements;

(m) reporting on and recommending to the Board the approval of the annual financial statements and the external auditor’s report on those financial statements, the quarterly unaudited financial statements, and the related MD&A and press releases for such financial statements, prior to the dissemination of these documents to shareholders, regulators, analysts and the public;

(n) satisfying itself on a regular basis through reports from management and related reports, if any, from the external auditors, that adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements that such information is fairly presented;

(o) overseeing the adequacy of the Company’s system of internal accounting controls and obtaining from management and the external auditor summaries and recommendations for improvement of such internal controls and processes, together with reviewing management’s remediation of identified weaknesses;

(p) reviewing with management and the external auditors the integrity of disclosure controls and internal controls over financial reporting;

(q) reviewing and monitoring the processes in place to identify and manage the principal risks that could impact the financial reporting of the Company and assessing, as part of its internal controls responsibility, the effectiveness of the over-all process for identifying principal business risks and report thereon to the Board;

(r) satisfying itself that management has developed and implemented a system to ensure that the Company meets its continuous disclosure obligations through the receipt of regular reports from management and the Company’s legal advisors on the functioning of the disclosure compliance system, (including any significant instances of non-compliance with such system) in order to satisfy itself that such system may be reasonably relied upon;

(s) resolving disputes between management and the external auditor regarding financial reporting;

(t) establishing procedures for:

(i) the receipt, retention and treatment of complaints received by the Company from employees and others regarding accounting, internal accounting controls or auditing matters and questionable practices relating thereto; and

(ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(u) reviewing and approving the Company’s hiring policies with respect to partners or employees (or former partners or employees) of either a former or the present external auditor;

(v) pre-approving all non-audit services to be provided to the Company or any subsidiaries by the Company’s external auditor (the Chair of the Audit Committee has the authority to pre-approve in between regularly scheduled Audit Committee meetings any non-audit service of less than $10,000, however such approval will be presented to the Audit Committee at the next scheduled meeting for formal approval);

(w) overseeing compliance with regulatory authority requirements for disclosure of external auditor services and Audit Committee activities;

(x) conducting, on an annual basis, a review of the risks associated with the operation of the business of the Company addressing such matters as, without limitation, the following:

(i) succession and human resource risks

(ii) environmental risks,

(iii) regulatory compliance risks,

(iv) and any other major aspect of operations as would warrant a risk assessment.

(y) establishing procedures for:

(i) reviewing the adequacy of the Company’s insurance coverage, including the Directors’ and Officers’ insurance coverage;

(ii) reviewing activities, organizational structure, and qualifications of the Chief Financial Officer (“CFO”) and the staff in the financial reporting area and ensuring that matters related to succession planning within the Company are raised for consideration at the Board;

(iii) obtaining reasonable assurance as to the integrity of the Chief Executive Officer (“CEO”) and other senior management and that the CEO and other senior management strive to create a culture of integrity throughout the Company;

(iv) reviewing fraud prevention policies and programs, and monitoring their implementation;

(v) reviewing regular reports from management and others (e.g., external auditors, legal counsel) with respect to the Company’s compliance with laws and regulations having a material impact on the financial statements including:

(A) Tax and financial reporting laws and regulations;

(B) Legal withholding requirements;

(C) Environmental protection laws and regulations;

(D) Other laws and regulations which expose directors to liability; and

4.2 A regular part of Audit Committee meetings involves the appropriate orientation of new members as well as the continuous education of all members. Items to be discussed include specific business issues as well as new accounting and securities legislation that may impact the organization. The Chair of the Audit Committee will regularly canvass the Audit Committee members for continuous education needs and in conjunction with the Board education program, arrange for such education to be provided to the Audit Committee on a timely basis.

4.3 On an annual basis the Audit Committee shall review and assess the adequacy of this charter taking into account all applicable legislative and regulatory requirements as well as any best practice guidelines recommended by regulators or stock exchanges with whom the Company has a reporting relationship and, if appropriate, recommend changes to the Audit Committee charter to the Board for its approval.

5.	MEETINGS

5.1 The quorum for a meeting of the Audit Committee is a majority of the members of the Audit Committee.

5.2 The Chair of the Audit Committee shall be responsible for leadership of the Audit Committee, including scheduling and presiding over meetings, preparing agendas, overseeing the preparation of briefing documents to circulate during the meetings as well as pre-meeting materials, and making regular reports to the Board. The Chair of the Audit Committee will also maintain regular liaison with the CEO, CFO, and the lead external audit partner.

5.3 The Audit Committee will meet in camera separately with each of the CEO and the CFO of the Company at least annually to review the financial affairs of the Company.

5.4 The Audit Committee will meet with the external auditor of the Company in camera at least once each year, at such time(s) as it deems appropriate, to review the external auditor’s examination and report.

5.5 The external auditor must be given reasonable notice of, and has the right to appear before and to be heard at, each meeting of the Audit Committee.

5.6 Each of the Chair of the Audit Committee, members of the Audit Committee, Chair of the Board, external auditor, CEO, CFO or secretary shall be entitled to request that the Chair of the Audit

Committee call a meeting which shall be held within 48 hours of receipt of such request to consider any matter that such individual believes should be brought to the attention of the Board or the shareholders.

5.7 The Audit Committee will meet either in person or by phone on an as needed basis, and in any event not less than a minimum of three times per year.

6.	REPORTS

6.1 The Audit Committee will report to the Board regarding the Audit Committee’s examinations and recommendations, and in respect of each meeting held. The report to the Board will be provided in the form of:

(a) slides to be included in the slide deck being provided by management for the Board meeting;

(b) a copy of the Minutes of the Audit Committee meeting in question; and

(c) any recommendations of the Audit Committee to the Board.

6.2 The Audit Committee will report its activities to the Board to be incorporated as a part of the minutes of the Board meeting at which those activities are reported.

7.	MINUTES

7.1 The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

8.	ANNUAL PERFORMANCE EVALUATION

8.1 The Board will conduct an annual performance evaluation of the Audit Committee, taking into account the Charter, to determine the effectiveness of the Commit.

REPORT CARD OF THE AUDIT COMMITTEE

To:	The Board of Directors of Emerald Health Therapeutics, Inc.

Date:	[month] [day], 201X

The following is our report on actions taken against the requirements of the Audit Committee Charter.

The Audit Committee met in person or by phone ________ times during [year].

Task (see body of Policy for full details on task)	Action Taken (Y/N)
Recommending the external auditor to be nominated by the Board.
Recommending the compensation to be paid to the external auditor.
Review the external auditor’s annual audit plan, fee schedule and any related services proposals.
Oversee the work of the external auditor
Ensure that the external auditor is independent.
Ensure that the external auditor is in good standing with the Canadian Public Accountability Board.
Ensure that the external auditor meets the rotation requirements for partners and staff assigned to the Company’s annual audit.
Review and discuss with management and the external auditor the annual audited and quarterly unaudited financial statements and related Management Discussion and Analysis (“MD&A”).
Review and discuss with management and the external auditor major issues regarding accounting principles and financial statement presentation.
Review and discuss with management and the external auditor the external auditor’s written communications to the Audit Committee.
Review and discuss with management and the external auditor all earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to release.
Review the external auditor’s report to the shareholders on the Company’s annual financial statements.
Recommend the approval of the annual financial statements and the external auditor’s report on those financial statements, quarterly unaudited financial statements and elated MD&A and press releases prior dissemination.
Satisfy itself that adequate procedures are in place for the review of the Company’s disclosure of financial information.
Oversee the adequacy of the Company’s system of internal accounting controls.

Task (see body of Policy for full details on task)	Action Taken (Y/N)
Review with management and the external auditors the integrity of disclosure controls and internal controls over financial reporting.
Review and monitor the processes in place to identify and manage the principal risks that could impact the financial reporting of the Company.
Satisfy itself that management has developed and implemented a system to ensure that the Company meets its continuous disclosure obligations.
Resolve disputes between management and the external auditor regarding financial reporting.
Establish procedures for complaints and anonymous submissions to be received by the Company from employees and others regarding accounting, internal accounting controls or auditing matters.
Review the Company’s hiring policies with respect to current or former partners or employees of either the current or former auditor.
Pre-approve all non-audit services to be provided to the Company or any subsidiaries by the Company’s external auditor.
Oversee compliance with regulatory authority requirements for disclosure of external auditor services and Audit Committee activities.
Conduct a review of the risks associated with the operation of the business of the Company.
Establish procedures for:

  reviewing the adequacy of the Company’s insurance coverage, including the Directors’ and Officers’ insurance coverage;

  reviewing the Chief Financial Officer (“CFO”) and the staff in the financial reporting area and addressing succession planning;

  determining if the CEO and other senior management strive to create a culture of integrity throughout the Company;

  reviewing fraud prevention policies and programs, and monitoring their implementation;

  reviewing reports from management and others with respect to compliance with laws and regulations having a material impact on the financial statements.

Review and assess the adequacy of this Charter.